Exhibit 10.2
PROGRESS PAYMENT AGREEMENT
Dated March 6, 2026
Reference is made to that certain Master Lease Agreement Number 36629-90000 dated as of July 20, 2020 (as the same has been or may be amended, the “Agreement”), by and between Banc of America Leasing & Capital, LLC (“Lessor”), and Casella Waste Systems Inc., as original lessee, to which Casella Waste Management of Pennsylvania, Inc. (“Customer”), has joined as a co-lessee. Terms not otherwise defined herein have the meanings specified in the Agreement.

Pursuant to the provisions hereof and of (i) that certain transaction proposal dated as of January 14, 2026, and (ii) that certain approval letter dated as of March 2, 2026, in each case between Customer and Lessor (the documents described in clauses (i) and (ii), as the same has been or may be amended, collectively, the “Approval Letter”), Customer may request from time to time that Lessor lease or finance to or for the benefit of Customer under the Agreement the items of rail equipment (the “Equipment”) described in letters, schedules, invoices, purchase orders or purchase agreement assignments executed and/or delivered to Lessor by Customer, and that Lessor purchase or fund or finance Customer’s purchase of such items of Equipment from Vendors selected and designated by Customer. Such Vendors may require advance payments, progress payments or full payment, which Customer may request Lessor to fund pursuant to a “Request for Advance” substantially in the form attached hereto as Annex A (collectively, “Advances”) for such Equipment on or before the delivery and acceptance thereof by Customer, pursuant to invoices, purchase orders or related documents, warranties, or agreements with Vendors (“Purchase Agreements”). To induce Lessor to make such Advances for such items of Equipment, and in consideration of Customer’s commitment to enter into the transactions contemplated by the Approval Letter, Lessor and Customer agree as follows:

1.    Customer shall execute and deliver to Lessor a Request for Advance, in form and substance satisfactory to Lessor, describing the amount of the Advance and the applicable items of Equipment. All Requests for Advances shall be submitted to Lessor for review and approval on or before the expiration of any funding or utilization period specified in the Approval Letter (the “Utilization Expiration Date”) and shall not exceed in the aggregate the total amount provided in the Approval Letter for the purchase price or financing of the applicable Equipment (the “Maximum Amount”) unless otherwise agreed to in writing by Lessor. Lessor shall be under no obligation to fund any Advance unless: (a) the items of Equipment are of the type and value described in the Approval Letter and acceptable to Lessor in its sole discretion; (b) there has occurred no Default or Event of Default under the Agreement; (c) no material adverse change has occurred in the operations, business, properties or condition, financial or otherwise, of the Customer or any Guarantor identified in the Approval Letter; (d) Customer has delivered to Lessor, duly executed and in form and substance satisfactory to Lessor, all documentation contemplated in this Progress Payment Agreement, the Approval Letter and the Agreement, together with all Related Agreements and such other documentation as may be reasonably required by Lessor in its sole discretion (which may include, but not be limited to, the Purchase Agreements and assignments and Vendor acknowledgements thereof, disclaimers of interest or intercreditor agreements from Vendors or other creditors of Customer, and other documentation deemed necessary to confirm unencumbered ownership of the Equipment as contemplated in the Agreement) (“Required Documentation”); and (e) all other applicable conditions precedent specified in the Approval Letter and the Agreement have been satisfied.

2.    Interest on all Advances shall accrue from the date of the Advance until the earlier of the date repaid in full when due and following Lessor’s demand as described below or the commencement (“Term Commencement”) of the applicable Lease Term pursuant to the Agreement relating to the item of Equipment that is the subject of such Advance. Interest on all Advances shall accrue at a fluctuating rate per annum equal to the Term SOFR Index, plus a spread adjustment of 0.11448%, plus 1.80%, and shall be capitalized on a monthly basis, with interest accruing thereafter on the amount of the Advances, plus the capitalized interest thereon. All such interest shall be due and payable on the Term Commencement.

    The “Term SOFR Index” shall mean the greater of (a) the per annum rate of interest equal to the one-month Secured Overnight Financing Rate (“Term SOFR”) as published by CME or such other administrator as selected by an appropriate regulatory body and reflected in the applicable Refinitiv screen page (or comparable source selected by Lessor), on the fifteenth (15th) day of the month in which Lessor prepares its monthly or periodic rental invoice hereunder (or the next prior business day if the fifteenth (15th) is not a business day) and (b) 1%. In the event the Term SOFR Index ceases to be determined and made available through public sources or ceases to be a generally accepted index in the marketplace, the index that will be used will be a replacement index applicable to U.S. Dollar collateralized funding selected by Lessor that is generally accepted in the commercial credit marketplace as a comparable substitute for the Term SOFR Index with, if necessary, an updated applicable margin or spread adjustment to be determined by Lessor in order to preserve the economic yield of Lessor from the date of each Advance through the applicable Term Commencement as contemplated on the date thereof. All interest hereunder shall be calculated on the basis of a year of 360 days and such interest shall be applied to the actual number of days for which interest accrues.

3.    Lessor and Customer intend that, except as otherwise provided herein, Advances hereunder shall be converted to the “Lessor’s Cost” of Equipment under one or more Schedules to the Agreement upon delivery of all items of Equipment. If Customer for any reason, prior to the Utilization Expiration Date noted in the Approval Letter, does not either (x) draw Advances hereunder relating to the Equipment financing requested in the Approval Letter or (y) finance such Equipment pursuant to a Schedule under the Agreement in an

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aggregate amount of at least 50% of the Maximum Amount noted in the Approval Letter, then, as compensation to Lessor for its capital allocation costs associated with issuing the Approval Letter, Customer shall pay to Lessor, upon Lessor’s demand therefor, a non-utilization fee equal to 1% of the Undrawn Amount. For purposes hereof, “Undrawn Amount” shall mean an amount equal to 50% of such Maximum Amount set forth in the applicable Approval Letter, less the amount funded with respect to the Equipment financing described therein (pursuant to either Advances hereunder or a Schedule under the Agreement).

4.    All Equipment purchased or financed by Lessor with Advances shall for all purposes be deemed to be “Equipment” and part of the “Collateral,” as defined in and subject to all of the terms and provisions of the Agreement, including, but not limited to, terms and provisions concerning Customer’s use and maintenance thereof and any loss or damage to any Equipment. Customer’s obligations to repay Advances and interest thereon in accordance with the terms and provisions of this Progress Payment Agreement shall for all purposes be deemed to be additional “Rent” and “Obligations” secured by the “Collateral,” all as defined in and subject to all of the terms and provisions of the Agreement, including, but not limited to, terms and provisions concerning the absolute and unconditional nature of Customer’s Obligations to repay such amounts, that such Obligations shall not be subject to any abatement, deferment, reduction, setoff, defense, counterclaim or recoupment for any reason whatsoever, and that failure to pay such Obligations in accordance with the terms hereof shall constitute an immediate Event of Default under the Agreement.

5.    Customer hereby further confirms the grant and conveyance provided in the Agreement and hereby grants and conveys to Lessor a continuing security interest in all of Customer’s rights, title and interests in and to the Equipment and the Collateral related thereto to secure the payment and performance of all of Customer’s Obligations owing to Lessor and acknowledges and agrees that Lessor shall have all of the rights and remedies provided for in the Agreement with respect to such Equipment and Collateral upon the occurrence of an Event of Default. Customer irrevocably authorizes Lessor to file UCC financing statements (“UCCs”) and other filings with respect to the Equipment or any other collateral granted to Lessor herein, including filing a Memorandum of Lease with the Surface Transportation Board and the Registrar General of Canada with respect to any and all items of Equipment which have been or will be delivered by Vendor and accepted by Customer prior to the execution of a Schedule with respect to such Equipment. Without Lessor’s prior written consent, Customer agrees not to file any corrective or termination statements or partial releases with respect to any UCCs filed by Lessor pursuant to this Agreement.

6.    Lessor may demand immediate repayment of any outstanding Advance, together with accrued interest and a fee equal to 3% of such Advance, if the item of Equipment subject to such Advance suffers a Casualty prior to Term Commencement. Lessor may also demand immediate repayment of any outstanding Advance made with respect to the Equipment financed pursuant to the Approval Letter, together with accrued interest and a fee equal to 3% of such Advance, and shall have no further obligation of any kind to make any Advances or enter into any Schedule under the Agreement if (a) for any reason, all of the Equipment described in the Approval Letter has not been delivered to and accepted by Customer and made subject to a Schedule under the Agreement and all other Required Documentation upon the earlier of the Utilization Expiration Date or ten (10) days after delivery to and acceptance by Customer of the final item of Equipment contemplated for leasing or financing under the Approval Letter; (b) any other condition precedent contemplated in the Agreement, the Approval Letter or other agreement relating to the Equipment is not met or satisfied to Lessor’s sole satisfaction by the Utilization Expiration Date; (c) Customer cancels its order or terminates any Purchase Agreement for any such Equipment; (d) Vendor fails or is unable to deliver any such Equipment pursuant to any Purchase Agreement or to convey good and marketable title to the Equipment, free and clear of all liens, claims, security interests and encumbrances as required by the Agreement; (e) there occurs an Event of Default; or (f) Lessor shall have determined, in its sole discretion and in good faith, that there shall have occurred a material adverse change in the operations, business, properties or condition, financial or otherwise of Customer or any Guarantor. Except upon any such demand by Lessor or otherwise as may be specifically set forth herein, Advances may not be prepaid by Customer for any reason. The undersigned each agree that, unless the Equipment is placed on a Schedule and leased pursuant to the Agreement, Lessor shall cause all right, title and interest in and to such Equipment to be assigned and transferred or placed in the name of Customer as directed by Customer.

7.    This Progress Payment Agreement shall be deemed a “Related Agreement,” as defined in the Agreement, and is subject to all of the terms and provisions applicable to Related Agreements provided in the Agreement.

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    IN WITNESS WHEREOF, Customer, intending to be legally bound, has caused this Progress Payment Agreement to be executed and delivered by its duly authorized representative as of the date first above written.

CASELLA WASTE MANAGEMENT OF PENNSYLVANIA, INC. (Customer) By:__/s/ Bradford J. Helgeson_______ Printed Name: Bradford J. Helgeson Title: Vice President and Treasurer
Accepted at Riverside, RI, as of the date first above written.
BANC OF AMERICA LEASING & CAPITAL, LLC (Lessor) By: _/s/ Jinyan Zhao___________________ Printed Name: Jinyan Zhao Title: Vice President

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